EXHIBIT 10.1

CATCHMARK TIMBER TRUST, INC.
AMENDED AND RESTATED INDEPENDENT DIRECTOR COMPENSATION PLAN

ARTICLE 1
PURPOSE

1.1. BACKGROUND. The Plan is considered to be and shall be operated as a subplan of the Equity Incentive Plan.

1.2. PURPOSE. The purpose of the Plan is to attract, retain and compensate highly-qualified individuals who are not employees of the Company or any of its Affiliates for service as members of the Board by providing them with competitive compensation and an ownership interest in the Stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Independent Directors to have a personal financial stake in the Company through an ownership interest in the Stock and will closely associate the interests of Independent Directors with that of the Company’s stockholders.

1.3. ELIGIBILITY. Independent Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2
DEFINITIONS

2.1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Equity Incentive Plan. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	“Annual Meeting” means the Company’s annual general meeting of its stockholders to elect members of the Board and transact such other business as may be determined by the Company.

(b)
“Annual Stock Retainer” means with respect to each Independent Director for each Plan Year, the dollar value to be delivered in the form of annual stock awards under the Plan, as established from time to time by the Board and set forth in Schedule I hereto.

(c)
“Base Cash Retainer” means the annual cash retainer (excluding any Supplemental Cash Retainer and expenses) payable by the Company to an Independent Director pursuant to Section 5.1 hereof for service as a director of the Company, as established from time to time by the Board and set forth in Schedule I hereto.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Charter” means the articles of incorporation of the Company, as such articles of incorporation may be amended from time to time

(f)	“Company” means CatchMark Timber Trust, Inc., a Maryland corporation, or any successor corporation.

(g)	“Effective Date” of the Plan means October 1, 2015.

(h)	“Eligible Participant” means any person who is an Independent Director on the Effective Date or becomes an Independent Director while this Plan is in effect.

(i)
“Equity Award” means stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, or other awards based on or derived from the Stock which are authorized under the Equity Incentive Plan for award to Independent Directors.

(j)
“Equity Incentive Plan” means the CatchMark Timber Trust, Inc. Amended and Restated 2005 Long-Term Incentive Plan, and any subsequent equity compensation plan approved by the stockholders and designated by the Board as the Equity Incentive Plan for purposes of this Plan.

(k)	“Independent Director” has the meaning given such term in the Charter.

(l)	“Non-Executive Chair” means the Independent Director who has been designated by the Board as the Non-Executive Chair under the Company’s Bylaws.

(m)	“Plan” means this CatchMark Timber Trust, Inc. Amended and Restated Independent Director Compensation Plan, as amended from time to time.

(n)	“Plan Year(s)” means the calendar year, which, for purposes of the Plan, is the period for which annual retainers are earned.

(o)	“Stock” means the Class A common stock, par value $0.01 per share, of the Company.

(p)
“Supplemental Cash Retainer” means the supplemental annual cash retainer (excluding Base Cash Retainer and expenses) payable by the Company to an Independent Director pursuant to Section 5.2 hereof for service as Non-Executive Chair or chair of a committee of the Board, as established from time to time by the Board and set forth in Schedule I hereto.

ARTICLE 3
ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s articles of incorporation or otherwise.

3.3. INDEMNIFICATION. Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of this Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification to which any such person may be entitled under the Company’s Charter, bylaws, contract or Maryland law.

ARTICLE 4
SHARES

4.1. SOURCE OF SHARES FOR THE PLAN. The shares of Stock and/or Equity Awards that may be issued pursuant to the Plan shall be issued under the Equity Incentive Plan, subject to all of the terms and conditions of the Equity Incentive Plan. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Plan with respect to Equity Awards granted pursuant hereto, and any such awards shall be governed by and construed in accordance with the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the Equity Awards described herein.

ARTICLE 5
CASH COMPENSATION

5.1. BASE CASH RETAINER. Each Eligible Participant shall be paid a Base Cash Retainer for service as a director during each Plan Year, payable in such form as shall be elected by the Eligible Participant in accordance with Section 7.1. The amount of the Base Cash Retainer shall be established from time to time by the Board. The amount of the Base Cash Retainer is set forth in Schedule I, as amended from time to time by the Board. The Base Cash Retainer shall be payable in approximately equal quarterly installments in advance, beginning on the Effective Date. Each person who first becomes an Eligible Participant on a date other than the Effective Date shall be paid a pro rata amount of the Base Cash Retainer for that Plan Year to reflect the actual number of days served in the Plan Year.

5.2. SUPPLEMENTAL CASH RETAINER. The Non-Executive Chair and the chairs of each committee of the Board may be paid a Supplemental Cash Retainer during a Plan Year, payable at the same times as installments of the Base Cash Retainer are paid and in such form as shall be elected by the Eligible Participant in accordance with Section 7.2. The amount of the Supplemental Cash Retainers shall be established from time to time by the Board, and shall be set forth in Schedule I, as amended from time to time by the Board. A pro rata Supplemental Cash Retainer will be paid to any Eligible Participant who is elected by the Board to a position eligible for a Supplemental Cash Retainer on a date other than the beginning of a Plan Year, to reflect the actual number of days served in such eligible capacity during the Plan Year.

5.3. EXPENSE REIMBURSEMENT. All Eligible Participants shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or the Non-Executive Chair requests the director to participate. Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 5.3 shall be limited to expenses incurred while the Independent Director serves on the Board in the capacity as an Independent Director. Such payments will be made within thirty (30) days after delivery of the Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than the December 31 following the year in which the expense was incurred. The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year. Independent Directors’ right to reimbursement pursuant to this Section 5.3 shall not be subject to liquidation or exchange for another benefit.

ARTICLE 6
EQUITY COMPENSATION

6.1. INITIAL STOCK AWARD. Subject to share availability under the Equity Incentive Plan, each person who first becomes an Eligible Participant on a date other than the date of an Annual Meeting shall receive, on the date that he or she is appointed to the Board (the “Initial Stock Grant Date”) an initial grant of shares of Stock (the “Initial Stock Grant”). The number of shares in the Initial Stock Grant shall be determined by (A) prorating the Annual Stock Retainer as in effect for that Plan Year based on the number of calendar days between the date that Eligible Participant is appointed to the Board and the next scheduled Annual Meeting (the “Prorated Stock

Retainer”), (B) dividing the Prorated Stock Retainer by the Fair Market Value of the Stock on the Initial Stock Grant Date, (C) rounding to the nearest whole number.

6.2. ANNUAL STOCK AWARDS. Subject to share availability under the Equity Incentive Plan, on the first business day immediately prior to the date on which the Company holds its Annual Meeting (the “Annual Stock Grant Date”), each Eligible Participant in service on such date shall receive a grant of shares of Stock (the “Annual Stock Grant”). The number of shares in the Annual Stock Grant shall be determined by (A) dividing the Annual Stock Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Annual Stock Grant Date, and (B) rounding to the nearest whole number.

6.3. VESTING. Unless and until provided otherwise by the Board, the shares of Stock granted pursuant to Section 6.1 and Section 6.2 hereof shall be fully-vested and non-forfeitable as to one hundred percent (100%) of the shares on the Initial Stock Grant Date and Annual Stock Grant Date, respectively.

6.4. Other Plan Conditions. To the extent not specified herein, the Initial Stock Grants and Annual Stock Grants shall be subject to the terms and conditions of the Equity Incentive Plan.

6.5. ADJUSTMENTS. For the avoidance of doubt, the adjustment provisions of the Equity Incentive Plan (along with all of the other provisions of the Equity Incentive Plan) shall apply with respect to all Equity Awards granted pursuant to this Plan.

6.6. AWARD CERTIFICATES. All Equity Awards granted pursuant to this Article 6 shall be evidenced by a written award certificate, which shall include such provisions, not inconsistent with the Plan or the Equity Incentive Plan, as may be specified by the Board.

ARTICLE 7
ALTERNATIVE FORM OF PAYMENT FOR RETAINERS

7.1. PAYMENT OF BASE CASH RETAINER. At the election of each Eligible Participant, the Base Cash Retainer for a given Plan Year shall be either (i) payable in cash, or (ii) subject to share availability under the Equity Incentive Plan, payable by a grant on the same day that the Base Cash Retainer, if payable in cash, would be paid (the “Base Cash Retainer Stock Grant Date”) of a number of Shares determined by (A) dividing the Base Cash Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Base Cash Retainer Stock Grant Date, and (B) rounding to the nearest whole number. Any Shares granted under the Plan as the Base Cash Retainer under clause (ii) above will be 100% vested and nonforfeitable as of the Base Cash Retainer Stock Grant Date, and the Eligible Participant receiving such Shares (or his or her custodian, if any) will have immediate rights of ownership in the Shares, including the right to vote the Shares and the right to receive dividends or other distributions thereon.

7.2. PAYMENT OF SUPPLEMENTAL CASH RETAINER. At the election of each Eligible Participant, the Supplemental Cash Retainer for a given Plan Year shall be either (i) payable in cash, or (ii) subject to share availability under the Equity Incentive Plan, payable by a grant on the same day that the Supplemental Cash Retainer, if payable in cash, would be paid (the “Supplemental Cash Retainer Stock Grant Date”) of a number of Shares determined by (A) dividing the Supplemental Cash Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Supplemental Cash Retainer Stock Grant Date, and (B) rounding to the nearest whole number. Any Shares granted under the Plan as the Base Cash Retainer under clause (ii) above will be 100% vested and nonforfeitable as of the Supplemental Cash Retainer Stock Grant Date, and the Eligible Participant receiving such Shares (or his or her custodian, if any) will have immediate rights of ownership in the Shares, including the right to vote the Shares and the right to receive dividends or other distributions thereon.

7.3. TIMING AND MANNER OF PAYMENT ELECTION. Each Eligible Participant shall elect the form of payment desired for his or her Base Cash Retainer and/or Supplemental Cash Retainer for a Plan Year by delivering a valid Election Form to the Secretary of the Company prior to the beginning of such Plan Year, which will be effective as of the first day of the Plan Year beginning after the Secretary receives the Eligible Participant’s

Election Form. The Election Form signed by the Eligible Participant prior to the Plan Year will be irrevocable for the coming Plan Year. However, prior to the commencement of the following Plan Year, an Eligible Participant may change his or her election for future Plan Years by executing and delivering a new Election Form. If an Eligible Participant fails to deliver a new Election Form prior to the commencement of the new Plan Year, his or her Election Form in effect during the previous Plan Year shall continue in effect during the new Plan Year. If no Election Form is filed or effective, the Base Cash Retainer and/or Supplemental Cash Retainer will be paid in cash.

ARTICLE 8
AMENDMENT, MODIFICATION AND TERMINATION

8.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may terminate or suspend the Plan at any time, without stockholder approval. The Board may amend the Plan at any time and for any reason without stockholder approval; provided, however, that the Board may condition any amendment on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, modification or amendment of the Plan may, without the consent of an Independent Director, adversely affect an Independent Director’s rights under an award granted prior thereto.

ARTICLE 9
GENERAL PROVISIONS

9.1. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board or the earlier termination or expiration of the Equity Incentive Plan, including any successor plans.

9.2. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

The foregoing is hereby acknowledged as being the CatchMark Timber Trust, Inc. Amended and Restated Independent Director Compensation Plan, adopted by the Board on October 24, 2013, and amended and restated by the Board on February 10, 2014 and July 30, 2015.

CATCHMARK TIMBER TRUST, INC.

By:	/s/ Brian M. Davis
Its:	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

SCHEDULE I
DIRECTOR COMPENSATION SCHEDULE

The following shall remain in effect until changed by the Board:

Base Cash Retainer(1)
All Independent Directors (other than a member of the Audit Committee)	$50,000
Members of the Audit Committee	$56,000
Annual Stock Retainer (FMV) (2)
All Independent Directors	$50,000
Supplemental Cash Retainers(1)
Non-Executive Chair	$30,000
Audit Committee Chair	$12,500
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$6,000
Independent Directors will not receive any fees for attendance at meetings of the Board of Directors or committees thereof.
(1) Effective October 1, 2015, with no retroactive adjustment.
(2) Effective January 1, 2016.